Exhibit 99.1

                          MINDEN BANCORP, INC.
                        415 MAIN * P. O. Box 797
                     MINDEN, LOUISIANA  71058-0797
                 _____________________________________
                       318-377-0523   TELEPHONE
                          3118-377-0038 FAX
                          www.mblminden.com



                            PRESS RELEASE
                            -------------

Release Date:

For Further Information:
January 30, 2004                               A. David Evans, President/CEO
                                               318-377-0523
                                               E-mail-mbldavid@shreve.net

                                                            Or

                                               Becky T. Harrell, Treasurer/CFO
                                               318-377-0523
                                               E-mail-mblbecky@shreve.net


       MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 4rd QUARTER OF
            FISCAL 2003, ITS SIXTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - January 30, 2004-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended December 31, 2003 of $266,000 or $.18 per diluted share, as compared to net income of $181,000 for the quarter ended December 31, 2002. The $85,000 or 47.0% increase was primarily due to a $143,000 or 18.1% increase in net interest income to $931,000 for the three months ended December 31, 2003. For the year ended December 31, 2003, net income increased by $351,000 or 42.6% to $1.2 million or $.81 per diluted share as compared to the prior year. The increase during the year 2003 reflected the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and borrowings as well as the net proceeds of the Company's public stock offering which was completed in July, 2002. Offsetting in part the growth in net interest income were increased operating expenses.

Commenting on the quarter and year end results, President and CEO, A. David Evans, stated, "We are pleased and gratified with the progress we have made in implementing our business plan since going public in 2002. In spite of a very challenging interest rate environment, our local bank has

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experienced significant growth in assets, deposits, loans and net income for
2003."   Mr. Evans went on to note that, "Minden Bancorp is well positioned to continue to grow, and serve our customers in 2004."

At December 31, 2003, Minden Bancorp, Inc. had total assets of $100.7 million, a 26.5% increase from total assets of $79.6 million at December 31, 2002. The increase primarily reflected the substantial growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits and borrowings as well as the proceeds of the Company's public stock offering. At December 31, 2003, stockholders' equity amounted to $18.2 million or $13.13 per share compared to $17.6 million or $12.50 per share at December 31, 2002.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 93 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.





















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                          MINDEN BANCORP, INC.

               UNAUDITED CONDENSED STATEMENTS OF INCOME
                 (In thousands except per share data)


                                           Three Months       Twelve Months
                                               Ended             Ended
                                           December 31,       December 31,
                                           --------------------------------
                                           2003    2002       2003     2002
                                           ----    ----       ----     ----

Interest income, including fees          $1,308  $1,217     $5,035   $4,508
Interest expense                            377     429      1,551    1,731
                                          -----   -----      -----    -----
Net interest income                         931     788      3,484    2,777
Provision for loan losses                     0       0          0        0
Other operating income                       63      47        391      173
Operating expenses                          646     520      2,109    1,711
                                          -----   -----      -----    -----
Income before income taxes                  348     315      1,766    1,239
Income tax expense                           82     134        591      415
                                          -----   -----      -----    -----
Net income                               $  266  $  181     $1,175   $  824
                                          =====   =====      =====    =====
Basic earnings per share                 $ 0.19  $ 0.13     $ 0.85   $ 0.59
                                          =====   =====      =====    =====
Fully diluted earnings per share         $ 0.18  $ 0.13     $ 0.81   $ 0.59
                                          =====   =====      =====    =====


















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                           MINDEN BANCORP, INC.

                    UNAUDITED SELECTED FINANCIAL DATA
                             (In thousands)





                                                  Dec,31        Dec,31
                                                  --------------------
                                                   2003          2002
                                                  ------        ------

Total assets                                    $100,744       $79,568
Cash and cash equivalents                          2,332         3,244
Investment securities                             36,119        20,409
Loans receivable - net                            58,097        52,337
Deposits                                          68,120        56,856

Total borrowings                                  13,500         4,000

Total stockholders' equity                        18,171        17,648




























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